                                                          EXHIBIT 10.39



                         TRANSITIONAL SERVICES AGREEMENT

     TRANSITIONAL SERVICES AGREEMENT (the "Agreement"), dated as of March 15, 1996, by and between The First National Bank of Boston, a national banking association with a principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (hereafter "FNBB") and BancBoston Mortgage Corporation, a corporation organized and existing under the laws of the State of Florida, and having a principal office at 7301 Baymeadows Way, Jacksonville, Florida 32256 (hereafter "BBMC").

     WHEREAS, FNBB and HomeSide, Inc., a corporation organized and existing under the laws of the State of Delaware, and having a principal office at 7301 Baymeadows Way, Jacksonville, Florida 32256 (hereafter "HomeSide") have entered into a Stock Purchase Agreement, dated December 11, 1995, as amended (the "Purchase Agreement"), pursuant to which HomeSide is purchasing from FNBB all of the outstanding capital stock of BBMC.

     WHEREAS, FNBB currently provides certain services to BBMC, and BBMC wishes that FNBB continue to provide for a transitional period, certain of such services to BBMC relating to the business conducted by BBMC as of the date hereof (the "Business") after the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), and FNBB wishes to provide such services.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS. Capitalized terms used herein and not otherwise defined in this Agreement (including the schedules to this Agreement (each, a "Schedule" and, collectively, the "Schedules")) shall have the meanings assigned to such terms in the Purchase Agreement.

     SECTION 2. EFFECTIVE DATE. This Agreement shall become effective and binding on the parties hereto from and after the date hereof.

     SECTION 3. FNBB SERVICES. (a) From and after the date hereof, FNBB agrees to provide to BBMC, or cause its affiliates to provide, each of the services listed on Schedule A with respect to the Business (the "Services"). Except as expressly set forth herein and on Schedule A, and subject to the terms and conditions set forth in this Agreement, FNBB shall use reasonable efforts to provide each of the Services to BBMC in substantially the same manner and with substantially the quality with which such Services are provided by FNBB to BBMC as of the date hereof. FNBB shall have the sole discretion to determine the individuals by which, and the facilities from which, the Services shall be rendered.

     (b) FNBB shall provide the Services to BBMC using the same systems and procedures used by, and subject to the policies of, FNBB and its affiliates. To the extent FNBB modifies or changes such systems, procedures or policies, FNBB expressly reserves the right to similarly modify or change the systems, procedures and policies used in connection with, or applicable to, the support of the Services provided pursuant to this Agreement. In the event FNBB shall cease to perform for itself or functions of the type required to perform the Services, FNBB, shall have the right to cease performing such functions (and the related Services) for BBMC after providing at least 60 days notice thereof to BBMC.

     (c) Notwithstanding anything in this Agreement to the contrary, FNBB shall not be required to provide services to BBMC in quantities or in a manner greater than or different from the quantities and manner provided or employed by FNBB as of the date hereof for the production of such Services, or to make any change or addition which would require FNBB to make any capital expenditure beyond FNBB's normal capital expenditures.

              (d) BBMC acknowledges that the Services shall be provided only for BBMC. FNBB will not be required to perform any of the Services for the benefit of any other entity. BBMC shall not use the Services for any purpose other than in connection with the Business.

        SECTION 4. TERM. Subject to Section 3, and except as provided in Schedule B hereto, FNBB agrees to provide each of the Services for the period commencing on the Closing Date and continuing through December 31, 1996; PROVIDED, HOWEVER, that (i) subject to a written request from BBMC received at least 60 days prior to December 31, 1996, FNBB will provide any one or more Services for up to 90 days after December 31, 1996, (ii) subject to at least 60 days prior written request from BBMC to FNBB at any time, FNBB will cease to provide any one or more of the Services, and (iii) with respect to Services relating to Disbursement Accounting, General Ledger and Human Resources, FNBB shall not provide to BBMC from November 30, 1996 to February 1, 1997, any information which may be required to enable BBMC to convert off its systems and operations (the "Service Term").

     SECTION 5. FEES. (a) BBMC agrees to compensate FNBB for the Services provided from the date hereof to the Termination Date (as defined in Schedule B) at the rates specified with respect to each such Service on the Schedule (with respect to each Service, the "Service Term Rate"); Provided, however that the Service Term Rates shall be increased to the extent of any increase in the costs to FNBB in connection with providing the Services, including but not limited to,
(i) an increase in the cost of supplies, services, or equipment expenses or FNBB's overhead costs allocable to the Services, and (ii) the incurrence of travel costs by employees of FNBB in connection with providing the Services. Notwithstanding the foregoing, (i) the Service Term Rate applicable to any Service shall not be increased by more than 10% without the prior written consent of BBMC, (ii) if such consent is not provided, FNBB may elect to cease to provide such Service with 60 days notice, and (iii) FNBB may not increase the Service Term Rate prior to ninety (90) days from the date hereof.

              (b) Except as otherwise agreed by BBMC and FNBB, other than normal deposit account charges which FNBB may debit from such accounts, all charges payable by BBMC hereunder shall be invoiced by FNBB. All payments from BBMC in respect of the Services shall be made no later than thirty (30) days from the date of the invoice. The parties agree that BBMC's failure to pay in full any fee or expense contemplated by this Agreement within thirty (30) days after the date of invoice will constitute a material breach of the terms of this Agreement and FNBB may, as a result thereof, cease providing the Services.

     SECTION 6. LIMITATION OF LIABILITY. FNBB shall not be liable to BBMC or its affiliates for direct, consequential or incidental damages, including, without limitation, loss of profits or damage to or loss of use of any property arising out of or relating to the provision of the Services in accordance with the terms of this Agreement, except to the extent of willful misconduct.

     SECTION 7. ACCESS TO INFORMATION: NOTIFICATION. BBMC agrees to provide FNBB, when requested, all information reasonably requested by FNBB in connection with its providing of the Services pursuant to this Agreement.

     SECTION 8. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by the parties hereto, except that FNBB may assign it rights and obligations hereunder to any of its affiliates. Subject to the foregoing, this Agreement shall by binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 9. INDEMNITY. BBMC agrees to indemnify and hold FNBB and its Affiliates (and their respective directors, officers, employees and representatives) harmless from and against any and all claims, losses, damages, costs, expenses, cause of action or judgments of any kind or character (including those arising from, related to or caused, directly or indirectly, by the sole, joint, concurrent or comparative negligence of such indemnified parties), including any interest, penalty, reasonable attorney's fees, investigation expenses with respect to asserted claims (whether or not resulting in any liability) and other costs and expenses incurred in connection therewith or the defense thereof, attributable to or arising out of any claims by, or liabilities or obligations to, any third party arising out of, in connection with or resulting from the Services or other activities of FNBB hereunder, except to the extent arising out of, in connection with or resulting from FNBB's willful misconduct. Notwithstanding anything contained herein to the contrary,
Section 6 and Section 9 shall survive the termination of this Agreement.

     SECTION 10. THIRD PARTY VENDORS. (a) Notwithstanding anything herein or in any Related Agreement to the contrary, BBMC acknowledges that FNBB is relying on third-party vendors in order to provide the Services hereunder. FNBB makes no representation or warranty that (i) the terms of any licensing or other agreement permit FNBB to provide the Services to BBMC, or (ii) that any third party vendor will allow FNBB to continue to use software or other products or services in performing Services for BBMC and FNBB shall not be liable for such nonperformance. BBMC agrees to reimburse FNBB for any incremental costs and losses incurred by FNBB under or in connection with any such third party contracts or resulting from FNBB's use of any such software. The amount of such incremental costs and losses payable by BBMC shall be that amount which exceeds those costs which FNBB reasonably determines that it would otherwise have incurred had the joint venture not been consummated. FNBB will use all reasonable efforts to minimize such incremental costs. BBMC agrees to ensure that its employees return software to FNBB when required.

     (b) Survival. The provisions of this [Section] 10 shall survive termination of this Agreement.

     SECTION 11. NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party (other than the written documentation which is part of the Services, which shall be furnished to BBMC at its address as requested by it) shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard form of telecommunications by overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

If to FNBB, to:

     The First National Bank of Boston
     100 Federal Street
     Boston, Massachusetts 02110
          Attention: Edward F. Dolan
          Telecopy No. 434-5551

With a copy to:

     The First National Bank of Boston
     100 Federal Street
     Boston, Massachusetts 02110
          Attention: Gary A. Spiess, General Counsel
          Telecopy No: 617-434-1110

If to BBMC to:

     BancBoston Mortgage Corporation
     7301 Baymeadows Way
     Jacksonville, Florida 32256
     Attention: Joe K. Pickett
     Telecopy No. (904)281-3745

With a copy to:

     Hutchins, Wheeler & Dittmar
     101 Federal Street
     Boston, Massachusetts 02110
     Attention: James Westra, Esq.
     Telecopy (617)951-1295

or at such other address for a party as shall be specified by written notice.

     SECTION 12. MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement or any Schedule shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement or any Schedule may be waived in writing in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement or any Schedule shall be deemed to or shall constitute a waiver of any other provision of this Agreement or any Schedule, whether or not similar. No waiver by any party of any breach or violation of this Agreement or any Schedule shall be deemed or construed as a waiver of any subsequent breach or violation thereof, whether or not similar. No delay on the part of any party in exercising any right, power or privilege hereunder or under any Schedule shall operate as a waiver thereof.

     SECTION 13. ENTIRE AGREEMENT. This Agreement and the Schedules constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior proposals, commitments, negotiations and understandings, whether written or oral, and all other communications between the parties relating to the subject matter hereof.

     SECTION 14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     SECTION 15. SEVERABILITY. The provisions of this Agreement and the Schedules shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or of any Schedule. If any provision of this Agreement or Schedule, or the application thereof to any person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the Schedules and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.

     SECTION 16. THIRD PARTY BENEFICIARIES. Nothing in this Agreement or in any Schedule shall entitle any Person other than the parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     SECTION 17. FORCE MAJEURE. FNBB shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by or results from an occurrence commonly known as FORCE MAJEURE, including, without limitation, any act of God, governmental action, natural disaster, armed hostilities, floods, power or technological failure or failure of essential equipment, strikes or labor disturbances, or any other circumstances beyond the reasonable control of FNBB. In the event that FNBB's performance hereunder is affected by an event of FORCE MAJEURE, FNBB shall promptly notify BBMC of the same, giving reasonably full particulars thereof, and insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing its obligations hereunder and shall use its reasonable efforts to remove such FORCE MAJEURE as quickly as possible (a "Force Majeur Notice").

     SECTION 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BANCBOSTON MORTGAGE CORPORATION

                                        By:    /s/ Joe K. Pickett
                                               ------------------------------
                                        Name:
                                               ------------------------------
                                        Title:
                                               ------------------------------
                                        THE FIRST NATIONAL BANK OF BOSTON

                                        By:    /s/ Peter J. Manning
                                               ------------------------------
                                        Name:  Peter J. Manning
                                               ------------------------------
                                        Title: Executive Director
                                               ------------------------------

                                   SCHEDULE A
                             SERVICES TO BE PROVIDED
                             -----------------------

1. DISBURSEMENT ACCOUNTING. BBMC will maintain and fund as needed from time to time one or more deposit accounts with FNBB as a mechanism for payment of invoices under the Transitional Services Agreement. BBMC may have access to FNBB's Fixed Asset System and Accounts Payable Millennium system for payments to vendors, with FNBB to maintain tax information on vendors and BBMC to process invoices; FNBB to perform 1099 reporting on vendor payments only if this service still being provided as of 9/30/96.

2. GENERAL LEDGER. BBMC may use FNBB's General Ledger, Report Management and Distribution and Financial Analyst systems; BBMC will be responsible for any reconcilement of data; FNBB to provide BBMC with the pre-closing form of reporting on this data; certain BBMC employees, as mutually agreed, shall have access through terminals; FNBB to maintain responsibility centers for BBMC, with changes and hierarchies as mutually agreed upon; FNBB to provide systems support for these systems.

3. PURCHASING. BBMC shall continue to be responsible for performing any applicable payment and other obligations under any equipment lease agreements for equipment used by BBMC through any existing term(s) to the same extent as if BBMC were a direct party to such agreement(s). Any extensions will be mutually agreed upon. FNBB to provide forms and records management consulting as mutually agreed. FNBB shall provide BBMC an opportunity to participate in future Enterprise Agreements as mutually agreed.

4. TELECOMMUNICATIONS/WORKSTATION SUPPORT. In accordance with current practices, to the extent that FNBB may continue to allow BBMC to participate in FNBB's agreement with AT&T for long distance voice services, BBMC shall pay AT&T directly for any such services and BBMC shall continue to perform any and all of its obligations in connection with such agreement as if it were a party thereto in the same manner and extent that it has done prior to closing date, FNBB to maintain connections for voicemail with BBMC for 30 days, with BBMC to reroute and make translation changes for any on-net voice traffic to public networks; FNBB and BBMC to mutually agree on users for any such systems and password setting.

5. COMPUTER SERVICES. FNBB shall use reasonable efforts to continue to provide certain computer services, substantially to the same level as prior to closing, with any changes as mutually agreed, including, batch and on line processing; capacity planning; backup and disaster recovery services (including annual tests of off-site processing capabilities); network monitoring and control; COLD (Computer Output Laser Disk) storage facilities; and on-line report viewing (subject to BBMC continuing to provide adequate information to FNBB in connection with BBMC's needs and growth plans) for each of the following systems:

         -     Mortgage Banking Application Systems;
         -     Treasury Arbitrage Application Systems;
         -     Financial Control Application Systems;
         -     Human Resources Application Systems;
         -     Payroll Application Systems;
         -     Corporate Directory Application Systems
         -     Connect: Direct File Transfer Application Systems
         -     Connect: Mailbox File Transfer Application Systems; and
         -     CC:Mail Application

Any changes, modifications or alterations to the Applications which are proposed by BBMC, will be as mutually agreed. FNBB shall maintain the network connection and print software required to transmit data to BBMC's print site located in Jacksonville, Florida, and to third parties, as requested by BBMC. FNBB shall not provide any programming support to BBMC for the Mortgage Banking Application Systems.

6. HUMAN RESOURCES. In accordance with current practices, FNBB will use reasonable efforts to provide payroll services, based on information and updates provided from time to time by BBMC; BBMC to provide for each pay day, and for each employee, the following information: gross pay, total deductions (itemized), amount of withholdings, and net pay; FNBB shall debit the applicable BBMC deposit account for amounts due in connection with payroll; FNBB to issue payroll checks or direct deposit advices, as mutually agreed by BBMC and FNBB; FNBB to provide earnings statement for each employee; BBMC to be responsible for delivery of checks or advices; FNBB to handle tax information filings and maintain pay records; BBMC employees to have access to HR Information Call Center; FNBB to provide finance services as mutually agreed for reconcilement of employee payroll accounts, payment of health and welfare insurance premiums, and transfers to Thrift or other agreed upon benefit plan; FNBB to manage fingerprinting, vendor relationships and maintain SWD payment requirements as prior to closing. BBMC will pay to FNBB on request all costs incurred by FNBB (including general consulting, systems design and implementation, vendor negotiation, communication and plan compliance measures, and legal and accounting fees) in connection with creating and implementing a benefits package for BBMC employees post-closing.

7. AUDIT. Subject to the approval of BBMC's Board of Directors, FNBB shall provide such auditing services to BBMC as are mutually agreed upon.

8. TRAVEL AND RELOCATION. FNBB to continue current travel and relocation services substantially as currently provided, including, maintaining file of each employee, credit card payment process, making reservations, printing tickets, for BBMC business travel. To the extent that FNBB may continue to allow BBMC to participate in FNBB's agreement with American Express for employee business purpose credit cards, and the Runzheimer Automobile Reimbursement Program, FNBB shall continue to do so during the transition period, and BBMC shall perform any and all of its obligations in connection with such agreement and programs in the same manner and extent that it has done prior to closing date.

9. SECURITIES SETTLEMENT. FNBB to continue provide securities settlement services substantially as currently provided, including, settling trades of mortgage backed securities, payment/delivery in anticipation of future delivery of securities; BBMC to indemnify/reimburse FNBB on request for any amounts due in connection with such services.

               SCHEDULE B TO THE TRANSITIONAL SERVICES AGREEMENT

- ------------------------------------------------------------------------------------------------------------------------------
               SERVICE                            MONTHLY FEE                                  TERM(1)
- ------------------------------------------------------------------------------------------------------------------------------
1    Disbursement Accounting                       $3,717.00
- ------------------------------------------------------------------------------------------------------------------------------
2    General Ledger                                $4,000.00
                              Special Services performed as mutually agreed upon

- ------------------------------------------------------------------------------------------------------------------------------
3    Purchasing                                    $2,500.00
                              Special Services performed as mutually agreed upon
- ------------------------------------------------------------------------------------------------------------------------------
4    Telecommunications            .0844 Blended rate cost per minute

                                      Inbound long distance rate at .087
- ------------------------------------------------------------------------------------------------------------------------------
5    Computer                                     $250,833.00                        90 days prior notice to extend term.
                              Special Services performed as mutually agreed upon

                              Quarterly MICS CPU Normalized Hours not to exceed
                              by more than 25% of 1995 MICS fourth quarter CPU
                              Normalized Hours (11,100)
- ------------------------------------------------------------------------------------------------------------------------------
6    Human Resources                              $18,900.00                         9/15/96 Nevertheless, either party may
                              Special Services performed as mutually agreed upon     terminate w/60 days notice
- ------------------------------------------------------------------------------------------------------------------------------
7    Internal Audit                            To be agreed upon                     As agreed to by board
- ------------------------------------------------------------------------------------------------------------------------------
8    Travel and Relocation                        $1,700.00
                              Special Services performed as mutually agreed upon
- ------------------------------------------------------------------------------------------------------------------------------
9    Securities Settlement    Special Services performed as mutually agreed upon     3/31/96 with 30 days extension at BBMC's
                                                                                     option
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated above, term of Services extends to 12/31/96 with the right to extend for 90 days (for general ledger, 180 days) thereafter with 60 days prior notice.

                                    SCHEDULE B

The parties agree that FNBB will compensate BBMC for escrow balances on deposit with FNBB during the transition period, which compensation will be offset against amounts due to FNBB from BBMC under the Transitional Services Agreement. The compensation amount shall be computed as follows:

The average escrow balances reduced by reserve requirements shall be multiplied by the Fed Funds rate.